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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and the related Joint Proxy Statement/Prospectus of IDX Systems Corporation for the registration of 5,600,000 shares of its common stock and to the incorporation by reference therein of our report dated February 5, 1997, except for Note 13, as to which the date is March 25, 1997, with respect to the consolidated financial statements of IDX Systems Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

                                          ERNST & YOUNG LLP

Boston, Massachusetts
May 30, 1997